Exhibit 5.1

March 28, 2007

Embraer Overseas Limited
Walkers House, 87 Mary Street
George Town, Grand Cayman KY1-9002
Cayman Islands

Embraer-Empresa Brasileira de Aeronáutica S.A.
Av. Brig. Faria Lima, 2170
São José dos Campos, SP 12227-901
Brazil

Ladies and Gentlemen:

We have acted as New York counsel to Embraer Overseas Limited, a Cayman Islands limited liability company (“Embraer Overseas”), and Embraer-Empresa Brasileira de Aeronáutica S.A. (the “Guarantor”), in connection with the registration statement, as amended (the “Registration Statement”), filed by Embraer Overseas and the Guarantor on Form F-4 relating to Embraer Overseas’ offer (the “Exchange Offer”) to exchange its 6.375% Guaranteed Notes due 2017 (the “New Notes”) for any and all of its outstanding 6.375% Guaranteed Notes due 2017 (the “Old Notes”).  The Old Notes were issued, and the New Notes are to be issued, pursuant to the provisions of an Indenture, dated as of October 25, 2006, among Embraer Overseas, the Guarantor, The Bank of New York (the “Trustee”) and other parties thereto (the “Indenture”).  Embraer Overseas’ payment obligations under the New Notes will be guaranteed (the “Guarantee”) under the Indenture.

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering this opinion, we have assumed:

          (a) the Indenture has been duly authorized, executed and delivered by Embraer Overseas in accordance with Cayman Islands law;

Embraer Overseas Limited	March 28, 2007

          (b) the Indenture has been duly authorized, executed and delivered by the Guarantor under Brazilian law;

          (c) the existence and good standing of Embraer Overseas and the Guarantor;

          (d) the legality as a matter of Cayman Islands law of the issuance by Embraer Overseas of the New Notes;

          (e) the legality as a matter of Brazilian law of the issuance by the Guarantor of the Guarantee and

          (f) that each of Embraer Overseas, the Guarantor and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

          1.          The New Notes, when duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, and the Exchange Offer, will be valid and binding obligations of Embraer Overseas enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

          2.          When the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, and the Exchange Offer, the Guarantee of the Guarantor will be a valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer.  We also consent to the reference to us under the caption “Validity of the Exchange Notes” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

Shearman & Sterling LLP